Exhibit 99.3

Transactions from January 17, 2017 to February 22, 2017*

Trade Date	Amount of Shares Purchased	Weighted Average Price/Price Per Share ($)	Range of Price ($)
1/17/2017	18,589	0.7784	0.7502-0.7980
1/18/2017	18,509	0.7776	0.75505-0.7960
1/19/2017	16,530	0.7645	0.7599-0.7980
1/20/2017	18,589	0.7766	0.7750-0.8000
1/23/2017	13,900	0.7917	0.7701-0.8000
1/24/2017	16,049	0.7974	0.78685-0.8000
1/25/2017	15,928	0.8099	0.7911-0.8400
1/26/2017	16,047	0.8242	0.8200-0.8290
2/10/2017	26,589	0.8362	0.8246-0.8400
2/13/2017	17,723	0.8673	0.83-0.8775
2/14/2017	21,101	0.8586	0.85-0.86
2/15/2017	18,508	0.8718	0.86-0.8775
2/16/2017	24,073	0.8626	0.80-0.90
2/17/2017	24,721	0.8335	0.828-0.86
2/21/2017	26,766	0.8209	0.80-0.83
2/22/2017	28,825	0.8340	0.82-0.845

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*The purchases were made pursuant to the Purchase Plan. These shares were purchased in multiple transactions on the open market. Mr. Jianghuai Lin undertakes to provide the Company or the staff of the SEC, upon request, full information regarding the number of shares purchased at each separate price within the range set forth herein.